Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Andrew Gordon, President & CEO

Telephone: (718) 832-0800

Coffee Holding Co., Inc. Reports Second Quarter and Six Month Results

BROOKLYN, New York – June 13, 2008. Coffee Holding Co., Inc. (AMEX: JVA) today announced its operating results for the three and six months ended April 30, 2008. In this release, the Company:

•

Reports net sales of $18,169,441 for the quarter and $33,131,982 for the six months ended April 30, 2008;

•

Reports sales growth of 28.0% for the quarter and 23.5% for the six months ended April 30, 2008 compared to the three and six month periods ended April 30, 2007; and

•

Reports net losses of $2,044,178 for the quarter and $1,861,913 for the six months ended April 30, 2008.

Net sales totaled $18,169,441 for the three months ended April 30, 2008, an increase of $3,975,068, or 28.0%, from $14,194,373 for the three months ended April 30, 2007. Net sales totaled $33,131,982 for the six months ended April 30, 2008, an increase of $6,302,497, or 23.5%, from $26,829,485 for the six months ended April 30, 2007. The increase in net sales for each period reflects increased amounts of green coffee, branded coffee and private label coffee sold as well as increased sales prices compared to the three and six month periods of 2007.

The Company had a net loss of $2,044,178, or $0.37 per share (basic and diluted), for the three months ended April 30, 2008 compared to net income of $338,888, or $0.06 per share (basic and diluted), for the three months ended April 30, 2007. For the six months ended April 30, 2008, the Company had a net loss of $1,861,913, or $0.34 per share (basic and diluted), compared to net income of $648,592, or $0.12 per share (basic and diluted), for the 2007 period. The losses for the three and six month periods ended April 30, 2008 were due to sharp increases in cost of sales that resulted from higher coffee prices and losses on options and futures contracts. As a result, cost of sales exceeded net sales for the quarter ended April 30, 2008 and were 99.4% of net sales for the six months ended April 30, 2008. Net losses on options and futures contracts equaled $2,082,679 for the second quarter of fiscal 2008 and $1,489,236 for the six months ended April 30, 2008.

Commenting on the Company’s losses on options and futures contracts, President and Chief Executive Officer Andrew Gordon said, “The increased investment by index funds in crop futures during the first few months of 2008 placed a major financial strain on commercial participants in many markets, including coffee. The price spike and subsequent market crash saw coffee prices surge over $0.35 (26%) and then collapse within a five week period. This spike prevented many companies, including ourselves, from adequately managing risk during this time. We were unable to defend our hedge and pricing positions due to the excess speculation involved in our market. The end result was a significant loss on our hedge positions as well as an inadequately priced physical coffee position. Fortunately, both our hedging losses as well as high priced physicals have been washed through our income statement during this period.”

“Going forward, we anticipate a return to ‘business as usual’ for our company,” said Mr. Gordon. “We continue to see our revenues increase annually and we have a record of profitability during ten of the last twelve quarters since going public. Our balance sheet remains strong even after having paid out a $0.28 per share cash dividend in February as well as the extraordinary loss incurred during this past fiscal period. We stand behind our stock and believe its current market price is by no means representative of its true value. For that reason, we will continue as a company to buy our stock back as part of our publicly announced share repurchase program at every available opportunity.”

“Finally, our much anticipated rollout of Entenmann’s branded coffee products occurred during this last quarter. Although we experienced significant onetime costs in packaging development and slotting (product placement) in conjunction with the rollout, those costs were neither excessive nor unanticipated. More importantly, the initial results both in sales and consumer feedback on the product line are extremely positive and give us a strong indication as to how successful Entenmann’s coffee will be in the marketplace over the next several years.”

“We realize the results for this period obviously are unacceptable to both our management and our shareholder base,” concluded Mr. Gordon. “In our 38 years of existence, we have never underperformed and incurred losses of this magnitude. We firmly believe we will never see a repeat of this performance again. We look forward to a fresh start this upcoming quarter.”

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

APRIL 30, 2008 AND OCTOBER 31, 2007

	April 30, 2008	October 31, 2007

	(unaudited)	(audited)
- ASSETS -
CURRENT ASSETS:
Cash	$1,617,413	$890,649
Commodities held at broker	832,218	3,468,530
Accounts receivable, net of allowance for doubtful accounts of $127,464 and $136,781 for 2008 and 2007, respectively	5,651,787	7,130,467
Inventories	4,471,463	4,472,097
Prepaid expenses and other current assets	346,740	502,240
Prepaid and refundable taxes	267,462	236,406
Deferred income tax asset	1,331,000	279,000
TOTAL CURRENT ASSETS	14,518,083	16,979,389

Property and equipment, at cost, net of accumulated depreciation of $4,731,184 and $4,542,490 for 2008 and 2007, respectively	2,953,925	2,651,960
Deposits and other assets	489,066	765,368
TOTAL ASSETS	$17,961,074	$20,396,717

- LIABILITIES AND STOCKHOLDERS' EQUITY -

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$6,326,167	$6,791,690
Line of credit borrowings	2,556,762	897,191
Income taxes payable	—	9,161
TOTAL CURRENT LIABILITIES	8,882,929	7,698,042

Deferred income tax liabilities	27,000	145,000
Deferred compensation payable	394,020	351,332
TOTAL LIABILITIES	9,303,949	8,194,374

MINORITY INTEREST	—	—

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 shares issued; 5,480,216 shares outstanding for 2008 and 5,514,930 shares outstanding in 2007	5,530	5,530
Additional paid-in capital	7,327,023	7,327,023
Retained earnings	1,539,986	4,946,467
Less: Treasury stock, 49,614 and 14,900 common shares, at cost for 2008 and 2007, respectively	(215,414)	(76,677)
TOTAL STOCKHOLDERS’ EQUITY	8,657,125	12,202,343
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,961,074	$20,396,717

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,

	2008	2007	2008	2007
NET SALES	$33,131,982	$26,829,485	$18,169,441	$14,194,373

COST OF SALES	32,925,925	22,553,727	19,843,502	12,087,210

GROSS PROFIT (LOSS)	206,057	4,275,758	(1,674,061)	2,107,163

OPERATING EXPENSES:
Selling and administrative	2,919,356	2,877,929	1,540,432	1,487,239
Writedown of amount due from dissolved joint venture	—	242,000	—	—
Officers’ salaries	299,700	234,449	138,323	117,437
TOTALS	3,219,056	3,354,378	1,678,755	1,604,676
INCOME (LOSS) FROM OPERATIONS	(3,012,999)	921,380	(3,352,816)	502,487

OTHER INCOME (EXPENSE)
Interest income	34,328	66,576	10,057	32,460
Dividend income	9,331	—	9,331	—
Equity in loss from dissolved joint venture	—	(93,939)	—	(30,000)
Writedown of investment in dissolved joint venture	—	(33,000)	—	—
Management fee income	—	12,046	—	—
Impairment loss – leasehold improvements	—	(31,892)	—	(31,892)
Interest expense	(61,432)	(56,406)	(32,426)	(32,174)
	(17,773)	(136,615)	(13,038)	(61,606)
INCOME (LOSS) BEFORE BENEFIT FROM (PROVISION) FOR INCOME TAX EXPENSE AND MINORITY INTEREST IN SUBSIDIARY	(3,030,772)	784,765	(3,365,854)	440,881

Benefit (provision) for income tax expense	1,169,949	(140,050)	1,312,000	(102,200)

INCOME (LOSS) BEFORE MINORITY INTEREST	(1,860,823)	644,715	(2,053,854)	338,681

Minority interest in earnings (loss) of subsidiary	(1,090)	3,877	9,676	207

NET INCOME (LOSS)	(1,861,913)	648,592	(2,044,178)	338,888

Retained earnings-beginning	4,946,467	4,009,150	3,584,164	4,318,854
Dividend declared	(1,544,568)	—	—	—
RETAINED EARNINGS - ENDING	$1,539,986	$4,657,742	$1,539,986	$4,657,742

Basic and diluted earnings (loss) per share	$(.34)	$.12	$(.37)	$.06

Weighted average common shares outstanding:
Basic	5,497,254	5,529,830	5,497,254	5,529,830
Diluted	5,497,254	5,599,830	5,497,254	5,529,830

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED APRIL 30, 2008 AND 2007

(Unaudited)

	2008	2007
OPERATING ACTIVITIES:
Net (loss) income	$(1,861,913)	$648,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	262,086	165,478
Writedown of amount due from dissolved joint venture	—	242,000
Loss from dissolved joint venture	—	93,939
Writedown of investment in dissolved joint venture	—	33,000
Deferred income taxes	(1,170,000)	(233,550)
Impairment loss	—	31,892
Changes in operating assets and liabilities:
Commodities held at broker	2,636,312	902,375
Accounts receivable	1,478,680	1,703,288
Inventories	634	(1,039,129)
Prepaid expenses and other current assets	155,500	(416,149)
Prepaid and refundable income taxes	(31,056)	295,293
Accounts payable and accrued expenses	(465,523)	(776,221)
Due from dissolved joint venture	—	(146,372)
Deposits and other assets	20,940	17,898
Income taxes payable	(9,161)	74,707

Net cash provided by operating activities	1,016,499	1,597,041

INVESTING ACTIVITIES:
Purchases of property and equipment	(267,091)	(188,575)

Net cash used in investing activities	(267,091)	(188,575)

FINANCING ACTIVITIES:
Advances under bank line of credit	30,855,020	23,967,150
Principal payments under bank line of credit	(29,195,449)	(24,806,079)
Payment of dividend	(1,544,568)	—
Purchase of treasury stock	(138,737)	—

Net cash used in financing activities	(23,734)	(838,929)

MINORITY INTEREST	1,090	(3,877)

NET INCREASE IN CASH	726,764	565,660

Cash, beginning of year	890,649	1,112,165

CASH, END OF PERIOD	$1,617,413	$1,677,825

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$58,557	$43,351
Income taxes paid	$12,255	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
The Company utilized its deposit for the purchase of machinery and equipment	$296,960	$328,388